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                    Supplement to Nolbo, Inc.'s Prospectus
                             dated August 13, 1999

     Nolbo, Inc. and First Level Capital, Inc. have agreed to extend the offering period to complete Nolbo's public offering to 5:00 P.M. New York City time on December 13, 1999.


                The date of this supplement is October 13, 1999.